Exhibit 99.1
STRYKER REPORTS 2021 OPERATING RESULTS AND 2022 OUTLOOK
Kalamazoo, Michigan - January 27, 2022 - Stryker (NYSE:SYK) reported operating results for the fourth quarter and full year of 2021:
Fourth Quarter Results
•Reported net sales increased 10.3% from 2020 and 13.8% from 2019 to $4.7 billion
•Organic net sales increased 9.0% from 2020 and 6.2% from 2019
•Reported operating income margin of 17.4%
•Adjusted operating income margin(1) contracted 190 bps to 27.3%
•Reported EPS increased 16.1% to $1.73
•Adjusted EPS(1) decreased 3.6% to $2.71

In addition to sales growth analysis versus 2020, we are including sales growth versus 2019 as 2019 provides a more normal baseline for comparison given the variability caused by the COVID-19 pandemic throughout 2020. As previously disclosed, effective December 31, 2021, we have updated our reportable business segments to (i) MedSurg and Neurotechnology and (ii) Orthopaedics and Spine to align to our new internal reporting structure.

	Fourth Quarter Net Sales Growth Overview
	From 2020					From 2019
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions / Divestitures	Organic	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions / Divestitures	Organic
MedSurg and Neurotechnology	8.7%	(0.7)%	9.4%	0.2%	9.2%	12.3%	0.5%	11.8%	0.2%	11.6%
Orthopaedics and Spine	12.5	(0.8)	13.3	4.6	8.7	15.8	0.6	15.2	16.0	(0.8)
Total	10.3%	(0.8)%	11.1%	2.1%	9.0%	13.8%	0.5%	13.3%	7.1%	6.2%
Full Year Results
•Reported net sales increased 19.2% from 2020 and 14.9% from 2019 to $17.1 billion
•Organic net sales increased 12.6% from 2020 and 7.2% from 2019
•Reported operating income margin of 15.1%
•Adjusted operating income margin(1) expanded 120 bps to 25.6%
•Reported EPS increased 24.0% to $5.21
•Adjusted EPS(1) increased 22.3% to $9.09

	Full Year Net Sales Growth Overview
	From 2020					From 2019
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions / Divestitures	Organic	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions / Divestitures	Organic
MedSurg and Neurotechnology	14.3%	1.0%	13.3%	0.2%	13.1%	12.6%	1.0%	11.6%	0.2%	11.4%
Orthopaedics and Spine	26.0	1.2	24.8	12.8	12.0	18.1	1.3	16.8	15.1	1.7
Total	19.2%	1.1%	18.1%	5.5%	12.6%	14.9%	1.1%	13.8%	6.6%	7.2%
"We delivered a strong year of financial results, despite the ongoing challenges of the pandemic," said Kevin Lobo, Chair & Chief Executive Officer. "Organic sales growth of over 7% versus 2019, coupled with double-digit adjusted EPS growth and excellent cash flow performance were all noteworthy achievements, as was the excellent integration of Wright Medical. We continue to be well-positioned for future growth."
Sales Analysis Compared to 2020 and 2019
Consolidated net sales of $4.7 billion and $17.1 billion increased 10.3% in the quarter, 11.1% in constant currency, and increased 19.2% in the full year, 18.1% in constant currency, from 2020. Organic net sales increased 9.0% and 12.6% in the quarter and full year including 9.8% and 13.4% from increased unit volume partially offset by 0.8% and 0.8% from lower prices. From 2019, consolidated net sales increased 13.8% in the quarter, 13.3% in constant currency, and increased 14.9% in the full year, 13.8% in constant currency. Organic net sales increased 6.2% and 7.2% in the quarter and full year including 7.9% and 8.7% from increased unit volume partially offset by 1.7% and 1.5% from lower prices.
MedSurg and Neurotechnology net sales of $2.6 billion and $9.5 billion increased 8.7% in the quarter, 9.4% in constant currency, and increased 14.3% in the full year, 13.3% in constant currency, from 2020. Organic net sales increased 9.2% and 13.1% in the quarter and full year including 10.0% and 13.6% from increased unit volume partially offset by 0.8% and 0.5% from lower prices. From 2019, MedSurg and Neurotechnology net sales increased 12.3% in the quarter, 11.8% in constant currency, and increased 12.6% in the full year, 11.6% in constant currency. Organic net sales increased 11.6% and 11.4% in the quarter and full year including 12.8% and 11.9% from increased unit volume partially offset by 1.2% and 0.5% from lower prices.

Orthopaedics and Spine net sales of $2.1 billion and $7.6 billion increased 12.5% in the quarter, 13.3% in constant currency, and increased 26.0% in the full year, 24.8% in constant currency, from 2020. Organic net sales increased 8.7% and 12.0% in the quarter and full year including 9.6% and 13.2% from increased unit volume partially offset by 0.9% and 1.2% from lower prices. From 2019, Orthopaedics and Spine net sales increased 15.8% in the quarter, 15.2% in constant currency, and increased 18.1% in the full year, 16.8% in constant currency. Organic net sales decreased 0.8% in the quarter including 1.6% from increased unit volume and 2.4% and from lower prices. Organic net sales increased 1.7% in the full year including 4.4% from increased unit volume partially offset by 2.7% from lower prices.
Earnings Analysis Compared to 2020
Reported net earnings of $662 million and $2.0 billion increased 16.5% and 24.7% in the quarter and full year. Reported net earnings per diluted share of $1.73 and $5.21 increased 16.1% and 24.0% in the quarter and full year. Reported gross profit margin and reported operating income margin were 64.8% and 17.4% in the quarter and 64.1% and 15.1% in the full year. In the quarter, we recorded asset impairments of $137 million consisting primarily of in-process research and development, other intangible assets and property, plant and equipment as a result of COVID-19-related demand impacts on in-process product development and certain other divestiture and restructuring activities. Reported net earnings include certain items, such as charges for acquisition and integration-related activities, the amortization of purchased intangible assets, asset impairments and restructuring-related and other charges, costs to comply with certain medical device regulations, recall-related matters, regulatory and legal matters and tax matters. Excluding the aforementioned items, adjusted gross profit margin(1) was 65.8% and 65.9% in the quarter and full year, and adjusted operating income margin(1) was 27.3% and 25.6% in the quarter and full year. Adjusted net earnings(1) of $1.0 billion and $3.5 billion decreased 3.5% and increased 22.9% in the quarter and full year. Adjusted net earnings per diluted share(1) of $2.71 and $9.09 decreased 3.6% and increased 22.3% in the quarter and full year.
2022 Outlook
We continue to monitor and evaluate the impact the global response to the COVID-19 pandemic has had, and will continue to have, on our operations and financial results. As we assess the impact of the pandemic on our operations and the external environment we believe the short-term outlook remains volatile. We expect 2022 organic net sales growth to be in the range of 6% to 8% and expect adjusted net earnings per diluted share(2) to be in the range of $9.60 to $10.00. Consistent with the pricing environment experienced in previous years, we expect continued unfavorable price reductions of approximately 1% in 2022. If foreign exchange rates hold near their current levels, we anticipate sales and EPS will be modestly unfavorably impacted as compared to 2021.
(1) A reconciliation of the non-GAAP financial measures: adjusted gross profit margin, adjusted operating income and adjusted operating income margin, adjusted net earnings and adjusted net earnings per diluted share, to the most directly comparable GAAP measures: gross profit margin, operating income and operating income margin, net earnings and net earnings per diluted share, and other important information accompanies this press release.
(2) We are unable to present a quantitative reconciliation of our expected net earnings per diluted share to expected adjusted net earnings per diluted share as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of restructuring-related and other charges, acquisition-related expenses and fair value adjustments to inventory and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.
Conference Call on Thursday, January 27, 2022
As previously announced, Stryker will host a conference call on Thursday, January 27, 2022 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2021 and provide an operational update.
Please register for this conference call at: https://www.incommglobalevents.com/registration/q4inc/9509/stryker/#39s-q4-2021-earnings-call/. After registering, a confirmation will be sent via email, including dial-in details and unique conference call access codes required for call entry. Registration is open throughout the live call. To ensure you are connected prior to the beginning of the call, the Company suggests registering a minimum of 15 minutes before the start of the call.
A simultaneous webcast of the call will be accessible via the Investor Relations page of the Company's website at www.stryker.com. For those not planning to ask a question of management, the Company recommends listening via the webcast. Please allow 15 minutes to register, download and install any necessary software.
Following the conference call, a replay will be available at (866) 813-9403 (Toll Free) or (929) 458-6194 (International). The replay passcode is 064681. An archive of the webcast will also be available on the Company's website two hours after the live call ends.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the impact on our operations and financial results of the COVID-19 pandemic and any related policies and actions by governments or other third parties; the failure to satisfy any of the closing conditions to the acquisition of Vocera Communications, Inc. ("Vocera"), including the receipt of any required regulatory clearances (and the risk that such clearances may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); delays in consummating the acquisition of Vocera; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Vocera; the effects of the proposed Vocera transaction (or the announcement thereof) on the parties' relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions;

unanticipated issues arising in connection with clinical studies and otherwise that affect United States Food and Drug Administration approval of new products, including Vocera products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Vocera; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements.
Stryker is one of the world's leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Medical and Surgical, Neurotechnology, Orthopaedics and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

For investor inquiries please contact:
Preston Wells, Vice President, Investor Relations at 269-385-2600 or preston.wells@stryker.com

For media inquiries please contact:
Yin Becker, Vice President, Chief Corporate Affairs Officer at 269-385-2600 or yin.becker@stryker.com

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months			Full Year
	2021	2020	% Change	2021	2020	% Change
Net sales	$4,701	$4,262	10.3%	$17,108	$14,351	19.2%
Cost of sales	1,656	1,545	7.2	6,140	5,294	16.0
Gross profit	$3,045	$2,717	12.1%	$10,968	$9,057	21.1%
% of sales	64.8%	63.7%		64.1%	63.1%
Research, development and engineering expenses	331	255	29.8	1,235	984	25.5
Selling, general and administrative expenses	1,745	1,562	11.7	6,427	5,361	19.9
Recall charges	5	21	nm	103	17	nm
Amortization of intangible assets	145	130	11.5	619	472	31.1
Total operating expenses	$2,226	$1,968	13.1%	$8,384	$6,834	22.7%
Operating income	$819	$749	9.3%	$2,584	$2,223	16.2%
% of sales	17.4%	17.6%		15.1%	15.5%
Other income (expense), net	(62)	(78)	(20.5)	(303)	(269)	12.6
Earnings before income taxes	$757	$671	12.8%	$2,281	$1,954	16.7%
Income taxes	95	103	(7.8)	287	355	(19.2)
Net earnings	$662	$568	16.5%	$1,994	$1,599	24.7%
Net earnings per share of common stock:
Basic	$1.75	$1.51	15.9%	$5.29	$4.26	24.2%
Diluted	$1.73	$1.49	16.1%	$5.21	$4.20	24.0%
Weighted-average shares outstanding (in millions):
Basic	377.3	375.9		377.0	375.5
Diluted	382.7	381.3		382.3	380.3

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31
	2021	2020
Assets
Cash and cash equivalents	$2,944	$2,943
Marketable securities	75	81
Accounts receivable, net	3,022	2,701
Inventories	3,314	3,494
Prepaid expenses and other current assets	662	488
Total current assets	$10,017	$9,707
Property, plant and equipment, net	2,833	2,752
Goodwill and other intangibles, net	17,758	18,332
Noncurrent deferred income tax assets	1,760	1,530
Other noncurrent assets	2,263	2,009
Total assets	$34,631	$34,330
Liabilities and shareholders' equity
Current liabilities	$4,549	$5,041
Long-term debt, excluding current maturities	12,472	13,230
Income taxes	913	990
Other noncurrent liabilities	1,820	1,985
Shareholders' equity	14,877	13,084
Total liabilities and shareholders' equity	$34,631	$34,330

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	December 31
	2021	2020
Operating activities
Net earnings	$1,994	$1,599
Depreciation	371	340
Amortization of intangible assets	619	472
Changes in operating assets, liabilities, income taxes payable and other, net	279	866
Net cash provided by operating activities	$3,263	$3,277
Investing activities
Acquisitions, net of cash acquired	$(339)	$(4,222)
Purchases of property, plant and equipment	(525)	(487)
Other investing, net	5	8
Net cash used in investing activities	$(859)	$(4,701)
Financing activities
Borrowings (payments) of debt, net	$(1,153)	$989
Payments of dividends	(950)	(863)
Other financing, net	(262)	(137)
Net cash provided by (used in) financing activities	$(2,365)	$(11)
Effect of exchange rate changes on cash and cash equivalents	(38)	41
Change in cash and cash equivalents	$1	$(1,394)

nm - not meaningful

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars)

SALES GROWTH ANALYSIS
	Three Months				Full Year
			Percentage Change				Percentage Change
	2021	2020	As Reported	Constant Currency	2021	2020	As Reported	Constant Currency
Geographic:
United States	$3,418	$3,098	10.3%	10.3%	$12,321	$10,455	17.9%	17.9%
International	1,283	1,164	10.2	13.1	4,787	3,896	22.8	18.8
Total	$4,701	$4,262	10.3%	11.1%	$17,108	$14,351	19.2%	18.1%
Segment:
MedSurg and Neurotechnology	$2,639	$2,429	8.7%	9.4%	$9,538	$8,345	14.3%	13.3%
Orthopaedics and Spine	2,062	1,833	12.5	13.3	7,570	6,006	26.0	24.8
Total	$4,701	$4,262	10.3%	11.1%	$17,108	$14,351	19.2%	18.1%

SUPPLEMENTAL SALES GROWTH ANALYSIS
	Three Months
					United States	International
			Percentage Change
	2021	2020	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$600	$555	8.4%	9.0%	5.3%	20.9%	23.9%
Endoscopy	629	525	19.9	21.0	19.7	20.7	25.9
Medical	709	705	0.5	1.0	0.6	0.4	2.5
Neurovascular	303	281	7.0	8.3	1.1	10.8	13.1
Neuro Cranial	324	294	10.7	11.1	11.5	7.2	9.6
Other	74	69	6.0	6.0	5.6	32.1	27.9
	$2,639	$2,429	8.7%	9.4%	7.7%	11.5%	14.4%
Orthopaedics and Spine:
Knees	$523	$459	14.2%	14.9%	14.6%	13.1%	15.8%
Hips	352	340	3.2	4.0	1.6	5.9	8.1
Trauma and Extremities	711	570	24.5	25.5	30.7	11.4	14.4
Spine	300	307	(1.8)	(1.1)	(0.5)	(5.2)	(2.6)
Other	176	157	11.7	13.0	8.2	25.2	32.1
	$2,062	$1,833	12.5%	13.3%	14.1%	8.7%	11.7%
Total	$4,701	$4,262	10.3%	11.1%	10.3%	10.2%	13.1%

	Full Year
					United States	International
			Percentage Change
	2021	2020	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$2,111	$1,863	13.4%	12.5%	11.3%	20.9%	16.6%
Endoscopy	2,141	1,763	21.5	20.8	18.6	32.7	29.4
Medical	2,607	2,524	3.3	2.2	5.1	(2.4)	(6.6)
Neurovascular	1,188	973	22.0	19.5	18.3	24.4	20.3
Neuro Cranial	1,214	972	24.9	24.3	23.4	32.4	28.6
Other	277	250	10.4	10.3	10.0	48.9	40.8
	$9,538	$8,345	14.3%	13.3%	13.0%	18.1%	14.0%
Orthopaedics and Spine:
Knees	$1,848	$1,567	18.0%	16.9%	15.4%	25.5%	21.3%
Hips	1,342	1,206	11.2	9.9	5.8	21.1	17.2
Trauma and Extremities	2,664	1,722	54.6	53.0	63.8	36.8	32.3
Spine	1,167	1,047	11.5	10.5	8.7	19.1	15.2
Other	549	464	18.2	18.0	10.1	58.8	57.4
	$7,570	$6,006	26.0%	24.8%	25.0%	28.6%	24.5%
Total	$17,108	$14,351	19.2%	18.1%	17.9%	22.8%	18.8%

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars)

SALES GROWTH ANALYSIS
	Three Months				Full Year
			Percentage Change				Percentage Change
	2021	2019	As Reported	Constant Currency	2021	2019	As Reported	Constant Currency
Geographic:
United States	$3,418	$3,039	12.5%	12.5%	$12,321	$10,957	12.4%	12.4%
International	1,283	1,092	17.5	15.5	4,787	3,927	21.9	17.6
Total	$4,701	$4,131	13.8%	13.3%	$17,108	$14,884	14.9%	13.8%
Segment:
MedSurg and Neurotechnology	$2,639	$2,352	12.3%	11.8%	$9,538	$8,475	12.6%	11.6%
Orthopaedics and Spine	2,062	1,779	15.8	15.2	7,570	6,409	18.1	16.8
Total	$4,701	$4,131	13.8%	13.3%	$17,108	$14,884	14.9%	13.8%

SUPPLEMENTAL SALES GROWTH ANALYSIS
	Three Months
					United States	International
			Percentage Change
	2021	2019	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$600	$542	10.8%	10.3%	10.8%	10.6%	8.6%
Endoscopy	629	559	12.5	12.7	11.3	17.0	17.7
Medical	709	637	11.4	10.9	10.3	15.1	13.1
Neurovascular	303	245	23.3	20.9	7.4	35.0	30.6
Neuro Cranial	324	295	10.2	10.0	6.7	28.5	26.9
Other	74	74	0.4	0.3	(0.6)	87.0	78.6
	$2,639	$2,352	12.3%	11.8%	9.6%	20.7%	18.7%
Orthopaedics and Spine:
Knees	$523	$510	2.6%	2.2%	0.3%	9.7%	7.9%
Hips	352	372	(5.3)	(5.8)	(9.7)	2.7	1.3
Trauma and Extremities	711	442	60.5	59.0	78.2	29.1	25.9
Spine	300	312	(3.7)	(4.2)	(6.6)	5.3	2.9
Other	176	143	22.1	22.3	21.5	24.0	24.7
	$2,062	$1,779	15.8%	15.2%	16.6%	14.0%	12.1%
Total	$4,701	$4,131	13.8%	13.3%	12.5%	17.5%	15.5%

	Full Year
					United States	International
			Percentage Change
	2021	2019	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$2,111	$1,959	7.7%	6.8%	6.1%	13.6%	9.4%
Endoscopy	2,141	1,983	8.0	7.6	5.9	16.0	14.2
Medical	2,607	2,264	15.2	14.2	12.4	25.8	21.0
Neurovascular	1,188	924	28.6	25.3	15.5	38.2	32.4
Neuro Cranial	1,214	1,059	14.7	14.0	10.9	34.3	29.8
Other	277	286	(3.2)	(3.3)	(3.7)	46.2	37.7
	$9,538	$8,475	12.6%	11.6%	8.6%	25.3%	21.0%
Orthopaedics and Spine:
Knees	$1,848	$1,815	1.8%	0.9%	0.3%	6.3%	2.6%
Hips	1,342	1,383	(3.0)	(4.2)	(6.9)	4.0	0.6
Trauma and Extremities	2,664	1,639	62.5	60.3	77.6	35.6	30.2
Spine	1,167	1,157	0.9	(0.2)	(4.8)	18.4	13.6
Other	549	415	32.1	31.5	27.5	51.0	47.9
	$7,570	$6,409	18.1%	16.8%	18.0%	18.3%	14.1%
Total	$17,108	$14,884	14.9%	13.8%	12.4%	21.9%	17.6%
Note: Fourth quarter 2021 had the same number of selling days as 2020 and 2019. The full year 2021 had one less selling day than 2020 and the same number of selling days as 2019.

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including: percentage sales growth; percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted research, development and engineering expenses; adjusted operating income; adjusted other income (expense), net; adjusted effective income tax rate; adjusted net earnings; adjusted net earnings per diluted share (Diluted EPS); free cash flow; and free cash flow conversion. We believe these non-GAAP financial measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current and prior year results at the same foreign currency exchange rate. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates, acquisitions and divestitures, which affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year and prior year results at the same foreign currency exchange rate excluding the impact of acquisitions and divestitures. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. To measure free cash flow, we adjust cash provided by operating activities by the amount of purchases of property, plant and equipment and proceeds from long-lived asset disposals and remove the impact of certain legal settlements and recall payments. To measure free cash flow conversion we divide free cash flow by adjusted net earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, research, development and engineering expenses, operating income, other income (expense), net, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures. The weighted-average diluted shares outstanding used in the calculation of non-GAAP net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period.

STRYKER CORPORATION
For the Three Months and Full Year December 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures
Three Months 2021	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$3,045	$1,745	$331	$819	$(62)	$662	12.5%	$1.73
Reported percent net sales	64.8%	37.1%	7.0%	17.4%	(1.3)%	14.1%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	35	—	—	35	—	27	0.4	0.07
Other acquisition and integration-related	—	(55)	—	55	—	40	0.8	0.11
Amortization of purchased intangible assets	—	—	—	145	—	111	1.4	0.29
Restructuring-related and other charges (b)	8	(169)	—	177	—	147	0.5	0.38
Medical device regulations (c)	3	—	(32)	35	—	30	—	0.08
Recall-related matters (d)	—	—	—	5	—	4	0.1	0.01
Regulatory and legal matters (e)	—	(14)	—	14	(4)	7	0.2	0.03
Tax matters (f)	—	—	—	—	—	6	(0.7)	0.01
Adjusted	$3,091	$1,507	$299	$1,285	$(66)	$1,034	15.2%	$2.71
Adjusted percent net sales	65.8%	32.1%	6.4%	27.3%	(1.4)%	22.0%

Three Months 2020	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$2,717	$1,562	$255	$749	$(78)	$568	15.4%	$1.49
Reported percent net sales	63.7%	36.6%	6.0%	17.6%	(1.8)%	13.3%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	39	—	—	39	—	30	0.9	0.08
Other acquisition and integration-related	—	(118)	—	118	—	97	1.8	0.25
Amortization of purchased intangible assets	—	—	—	130	—	104	2.3	0.27
Restructuring-related and other charges (b)	17	(150)	—	166	—	159	(1.0)	0.42
Medical device regulations (c)	1	—	(20)	21	—	16	0.4	0.05
Recall-related matters (d)	—	—	—	21	—	15	0.8	0.03
Regulatory and legal matters (e)	—	(1)	—	1	—	2	—	—
Tax matters (f)	—	—	—	—	(3)	80	(12.6)	0.22
Adjusted	$2,774	$1,293	$235	$1,245	$(81)	$1,071	8.0%	$2.81
Adjusted percent net sales	65.1%	30.3%	5.5%	29.2%	(1.9)%	25.1%

Full Year 2021	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$10,968	$6,427	$1,235	$2,584	$(303)	$1,994	12.6%	$5.21
Reported percent net sales	64.1%	37.6%	7.2%	15.1%	(1.8)%	11.7%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	266	—	—	266	—	203	1.0	0.53
Other acquisition and integration-related	—	(319)	—	319	—	244	1.2	0.64
Amortization of purchased intangible assets	—	—	—	619	—	489	1.6	1.28
Restructuring-related and other charges (b)	28	(358)	—	386	11	345	(0.3)	0.90
Medical device regulations (c)	5	—	(102)	107	—	90	—	0.24
Recall-related matters (d)	—	—	—	103	—	89	—	0.23
Regulatory and legal matters (e)	—	2	—	(2)	(7)	(12)	0.2	(0.02)
Tax matters (f)	—	—	—	—	—	32	(1.4)	0.08
Adjusted	$11,267	$5,752	$1,133	$4,382	$(299)	$3,474	14.9%	$9.09
Adjusted percent net sales	65.9%	33.6%	6.6%	25.6%	(1.7)%	20.3%

Full Year 2020	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$9,057	$5,361	$984	$2,223	$(269)	$1,599	18.2%	$4.20
Reported percent net sales	63.1%	37.4%	6.9%	15.5%	(1.9)%	11.1%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	48	—	—	48	—	36	0.3	0.10
Other acquisition and integration-related	—	(194)	—	194	—	157	0.7	0.41
Amortization of purchased intangible assets	—	—	—	472	—	381	1.6	1.00
Restructuring-related and other charges (b)	53	(406)	—	458	—	397	0.2	1.04
Medical device regulations (c)	2	—	(79)	81	—	63	0.4	0.17
Recall-related matters (d)	—	—	—	17	—	13	0.1	0.03
Regulatory and legal matters (e)	—	(6)	—	6	—	8	(0.1)	0.02
Tax matters (f)	—	—	—	—	4	173	(8.8)	0.46
Adjusted	$9,160	$4,755	$905	$3,499	$(265)	$2,827	12.6%	$7.43
Adjusted percent net sales	63.8%	33.1%	6.3%	24.4%	(1.8)%	19.7%

(a)	Charges represent certain acquisition and integration-related costs associated with acquisitions.
(b)	Charges represent the costs associated with the termination of sales relationships in certain countries, workforce reductions, elimination of product lines, certain long-lived and intangible asset impairments and associated costs and other restructuring-related activities.
(c)	Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the new medical device regulations in the European Union and China.
(d)	Charges represent changes in our best estimate of the minimum end of the range of probable loss to resolve certain recall-related matters.
(e)	Our best estimate of the minimum of the range of probable loss to resolve certain regulatory or other legal matters and the amount of favorable awards from settlements.
(f)	Benefits and charges represent the accounting impact of certain significant and discrete tax items, including adjustments related to the Tax Cuts and Jobs Act of 2017, and the transfer of certain intellectual properties between tax jurisdictions.

Year Ended	2021	2020
Cash provided by operating activities	$3,263	$3,277
Net earnings	1,994	1,599
Conversion	163.6%	204.9%

Cash provided by operating activities	$3,263	$3,277
Purchases of property, plant and equipment	(525)	(487)
Proceeds from long-lived asset disposals	11	14
Recall payments	221	17
Free cash flow	$2,970	$2,821
Adjusted net earnings	3,474	2,827
Free cash flow conversion	85.5%	99.8%